Exhibit 10.30

May 10, 2006

Todd R. Wulffson

2508 Platt Place

Tustin Ranch, CA   92782

Dear Todd,

This letter confirms our offer of employment for the position of Vice President, General Counsel, for Festival Fun Parks, LLC, which is a wholly-owned subsidiary of Palace Entertainment Holdings, Inc. Your annual base salary will be $225,000.  We look forward to you joining our team, effective May 22, 2006.

You will receive equity incentive units in Palace Holdings Group, LLC.  You will be mailed a separate packet containing additional detailed information as well as documents requiring your signature. The terms and conditions of the equity grant will be set forth in the unit grant agreement and operating agreement of Palace Holdings Group, LLC.

You will be eligible to receive an annual cash bonus as determined by the board of directors of Festival in its sole discretion.  You are guaranteed a minimum bonus payment of $25,000 to be paid in February, 2007, subject to being on the payroll.

In addition, you are eligible for other benefits made available to Festival employees, which includes a major medical plan, group term life insurance, dental insurance, vision care, 401(k) plan, vacation and holiday periods. Should you have any questions regarding these benefits, please feel free to contact me at 949-797-9707.

You agree that, without the Company’s prior written consent, you shall not engage in any activity during your employment with the Company that would conflict with, interfere with, impede or diminish the performance of your duties for the Company or would otherwise be prejudicial to the Company’s business interests.

On your first day, you will meet with me for a “sign-in” session.  Please complete the enclosed documents prior to arriving for your appointment. As the law now requires us to verify your authorization to work in the United States, be sure to bring documentation that will permit us to verify your eligibility (refer to the reverse side of the U. S. Department of Justice Employment Eligibility Verification form for acceptable documents). Should you require further assistance or directions, please do not hesitate to give me a call.

This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. You agree to treat with confidentiality the terms of this offer and to not disclose or discuss or release any such terms to any person or entity (except your attorney, accountant and other consultants) without the consent of the Company. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

Your employment with the Company is for no specified term and is “at will,” and may be terminated by you or the Company at any time, with or without cause.  In return for the consideration set forth herein, you agree to provide the Company with thirty (30) days’ advance notice of your resignation.

We all look forward to your joining our Company. I am confident that you will find this an exciting Company to work for and that you will be an excellent addition to our senior leadership team. Please feel free to call me if you have any questions.

Sincerely,

/s/ Dennis Ciolli

Dennis Ciolli	Accepted:	/s/ Todd R. Wulffson

Vice President-Human Resources
Festival Fun Parks, LLC	Date:	May 22, 2006